Exhibit 10.29

CONSULTING  AGREEMENT  with  an  effective  date  of  May  31,  2002


BETWEEN: GORAN CAPITAL INC., a body politic and corporate duly incorporated, having its head office in Toronto Canada and GRANITE REINSURANCE COMPANY LTD., a body politic and corporate duly incorporated, having its office at Bishop's Court Hill, P.O. Box 111, St. Michael, Barbados, West Indies (hereinafter referred to as the "Companies")

AND:     AGS  CAPITAL LTD., a body politic and corporate duly incorporated, with offices at 20 Eagle Road, Toronto Ontario M82 4HS, (hereinafter referred to as the "Consultant")

     WHEREAS the Companies actively engaged internationally in the business of insurance and reinsurance;

     WHEREAS the Consultant, through its President, has expertise in the field of insurance and reinsurance and is desirous of entering into this Agreement with respect to providing international consulting services on demand to the Companies as outlined in Appendix A and additional appendix as maybe attached hereto in writing;

     WHEREAS the Companies wishes to engage the services offered by the Consultant and the Consultant is willing to enter into an agreement to provide services on the terms and conditions described herein:

NOW,  THEREFORE,  BE  IT  AGREED  AS  FOLLOWS:

1.     PREAMBLE
The whereas clauses mentioned above shall form an integral part of this Agreement as it fully-recited at length herein.

2.     ENGAGEMENT
2.1 The Companies hereby retains the services of the Consultant and the Consultant hereby accepts such engagement.
2.2 During the term of this Agreement, the Consultant shall, at its sole costs, make available to the Companies and provide upon its request a duly qualified representative for purposes of fulfilling the Consultant's obligations under this Agreement.

3.     TERM
     (A) This is an annual renewable contract, unless notice is given by either party at least 90 days before June 1st of any year. The contract shall then expire on the 1st of June following notice. At any time prior to the 90-day notice period, the Company, at it's option, may choose to extend this contract for an additional one-year term.
(B) Change of control, should Gordon Symons and or Douglas Symons no longer control the appointment of board members of Goran, and in order to cause continuity of these very important projects, this contract shall automatically extend for a further two year term, from the date of the last renewal.

4.     NATURE  OF  CONSULTING  SERVICES
4.1 The Consultant agrees to provide consulting services on behalf of the Companies as and when requested by the Companies during the term of this Agreement and, without limiting the generality of such services, to furnish a representative to oversee and supervise the business activities outlined in Appendix A. The essence of this contract is to utilize the experience and knowledge of Alan G. Symons, his previous duties with the Companies and personnel. Alan G. Symons shall be assigned as the consultant performing the services to the Companies, however, it is understood and agreed that certain work may be performed by others under the control of AGS Capital Ltd. At all times, Alan G. Symons shall effect direct supervision over the work performed. Any substitution of Alan G. Symons to perform the services being contracted for under this agreement without the written consent of the Companies shall render the contract null and void.

4.2 The Consultant and its representative warrant to perform such services as requested to the best of its talents, efforts and abilities in accordance with standard business practices.

4.3     This  agreement  may  not  be  assigned  by  either  party.

5.     COMPENSATION
The Companies shall compensate the Consultant for services rendered under this Agreement at an annual rate of FIVE HUNDRED THOUSAND dollars (U.S.) ($500,000.00 U.S.), payable in equal monthly installments, in arrears, and in each successive calendar year of the term, the annual rate shall be increased by the greater of
(1) 2.5% or (2) the U.S. consumer price index for the immediately preceding calendar year. The Companies shall not be responsible to the Consultant for any ordinary operating expenses of the Consultant such as general administrative, rent, staff, overhead, etc.

5.     INSURANCE
     The Companies will continue to provide for the Consultant and one assistant to participate in the life, medical and dental plans of its subsidiary, Symons International Group, Inc. ("SIG").

7.     REIMBURSEMENT  FOR  OUT-OF-POCKET  EXPENSES
The parties recognize that in the course of performing its services hereunder, the Consultant may incur out-of-pocket expenses. The Consultant agrees to submit, at designated intervals to be determined by the parties hereto, invoices with original vouchers attached thereto, to the Companies. The Consultant agrees that the said expenses shall be reasonable and necessary, in the opinion of the Companies, as well as be incurred in the direct performance of its services hereunder, failing which they may not be reimbursed to the Consultant.

8.     BONUS
     In addition to the forgoing, the Companies will pay a bonus immediately upon completion of certain projects and the financial benefit to the Companies has been received as outlined in the attached or future appendix to this agreement.

9.     INDEPENDENT  CONSULTANT
9.1 It is understood that the Consultant is retained by the Companies only for the purposes set forth herein and its relation to the Companies shall be of an independent Consultant.

9.2 The Consultant agrees that it shall not be considered under the provisions of this Agreement or otherwise as having a joint venture or partnership status with the Companies or being entitled to participate in any plans, arrangements, benefits, or distributions of the Companies.

9.3 Notwithstanding items 9.1 and 9.2, the consultant is engaged to render services in accordance with the terms of this agreement in an expeditious and professional manner and to keep the Companies fully informed of the status of the matters entrusted to them for their assistance on a monthly basis.

10.     CONFIDENTIALITY
As an essential condition of the Agreement, the Consultant warrants that it shall not, at any time, either during the term of this Agreement or thereafter, divulge to any competitor person, or competitor corporation, any information or documentation received by it during the course of its engagement and all such information shall be kept strictly confidential and shall not in any manner be revealed to competitor person or competitor corporation. At the termination of this Agreement, the Consultant agrees if requested of same to return and give to the Companies all documentation relating to the Companies in its possession and/or control.

11.     TERMINATION
The Companies shall have the right to terminate the services hereunder of the Consultant "for cause" at any time which shall be defined and limited to acts of dishonesty, fraud or gross negligence of the Consultant or its representative committed from and after the effective date of this agreement.

12.     INTEREST  ON  MONIES  DUE
     Any balance due either party past due greater than 30 days shall bear interest at 1% per month or part thereof until fully paid.

13.     NOTICE
All notices called for or contemplated hereunder shall be in writing and shall be sent by certified or registered mail or by courier to the addresses mentioned in the heading of this Agreement. All notices will be deemed given when received if delivered by courier, and if sent by mail then five (5) business days after mailing. Either party may change their address by written notice to the other party.

14.     SET  OFF
There  shall be no right of set off against the base compensation included under
Section 5, but up to 50% of any additional compensation such as that contemplated under Section 8 can be at the Company's option set off against balances due the Companies.

15.     ENTIRE  AGREEMENT
This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, previous agreements, verbal or written, and no variation hereof shall be of any force and effect unless reduced to writing and signed by the parties hereto.

WHEREOF,  THE  PARTIES  HAVE  SIGNED  HEREIN  BELOW:

GRANITE  REINSURANCE  COMPANY  LTD.     AGS  CAPITAL  LTD.

PER:  /S/  G.  GORDON  SYMONS     PER:   /S/  ALAN  G.  SYMONS
      -----------------------            ---------------------

DATE:  MAY  31,  2002     DATE:  MAY  31,  2002
       --------------            --------------


GORAN  CAPITAL,  INC.

PER:  /S/  DOUGLAS  H.  SYMONS
      ------------------------

DATE:  MAY  31,  2002
       --------------


WITNESS:     WITNESS:

___________________________________     ___________________________

                                   APPENDIX A


     The consultant is hereby engaged for the following projects on behalf of the Companies. The consultant shall not represent the Company with respect to any other matters other than the following without prior written consent.

(A) The Consultant shall: Assist the management of IGF Insurance Company with respect to the run-off of its crop insurance operations and the collection of debts and obligations due to IGF.

(B) Manage the litigation known as AgPi. Should the litigation result in IGF or other affiliates to IGF including but not limited to Granite Re and Goran, being awarded compensation of a calculated value, the Consultant will be entitled to 10% on the net proceeds over $1 million (U.S.)

(C) Manage the litigation between Toronto Dominion Bank and Granite Insurance Company. Should the litigation result in compensation of a calculated value, the Consultant will be entitled to a bonus of 10% on net proceeds over $1 million (CAN).

(D) At the request of the Company, the Consultant shall work with designated representatives of the Companies to acquire or restructure outstanding trust preferred securities due 2027 and shall not assist directly or indirectly any other person or entity other than the Companies with respect to all matters associated with the purchase or restructuring of the trust preferred securities.